Exhibit 16.1

January 30, 2024
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Kartoon Studios, Inc. included under item 4.01 of its Form 8-K dated January 30, 2024, to be filed with the Securities and Exchange Commission. We agree with the statements concerning Mazars USA LLP therein.

Very truly yours,

/s/ Mazars USA LLP